NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Third Quarter 2017 Results

DALLAS (November 14, 2017) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2017. The reported results are directly related to the strategic initiative we embraced at the onset of the year to grow our multi-family apartment base through Abode Properties, our wholly owned subsidiary.

The growth in revenue and corresponding improvement in Net Operating Income for the nine months ended September 30, 2017 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

During the nine months ended June 30, 2017 a subsidiary of the Company sold bonds on the Tel Aviv, Israel stock exchange. The bonds will over time be repaid in Israeli shekels however upon sale the cash received was converted into approximately $113 million US dollars. The cash has been and will be used to pay off more expensive debt, purchase existing assets, and develop new multifamily housing projects. The company believes that this new source of cash will have a substantial positive impact on the ability of the company to grow as well as pay off relative expensive shorter term debt that will more than offset the additional net interest expense.

The bonds will be repaid in Israeli shekels as the bonds mature at a rate of 20% each year from 2019 through 2023. Until such actual payments are made, there will not be any significant need to convert US dollars to Israeli shekels. The Company records unrealized gains or losses each quarter based upon the relative exchange values of the US dollar and the Israeli shekel; however, no gain or loss will be realized until a conversion from US dollars to Israeli shekels actually occurs in the future. The recorded unrealized gain or loss is reflected as a separate line item to highlight the fact that it is a non-cash transaction until such time as actual payment of principal and interest on the bonds is made.

For the three months ended September 30, 2017, we reported a net income applicable to common shares of $6.9 million or $0.79 per diluted share, compared to a net loss applicable to common shares of $4.8 million or $0.55 per diluted income per share for the same period ended 2016. This is directly related to the increased borrowing and we remain highly certain that dramatic additions to the number of apartments within the portfolio during this strategic growth period will ultimately enhance shareholder values; even beyond the recent improvements we have experienced since we announced this approach in Q4 2016.

The reported financial results are as follows.

Revenues

Rental and other property revenues were $31.5 million for the three months ended September 30, 2017. This represents an increase of $1.7 million compared to the prior period revenues of $29.8 million. The change by segment is an increase of $0.8 million in each of the apartment and commercial portfolios and an increase of $0.1 million in the land portfolio. We purchased three and sold one multifamily property over the prior year which resulted in a net increase of 103 units and was the primary reason for the increase in revenues for our apartment portfolio.

Expense

Property operating expenses were $15.2 million for the three months ended September 30, 2017. This represents a decrease of $0.2 million compared to the prior period operating expenses of $15.4 million. The change by segment was decreases of $0.2 million and $0.1 million in the commercial and land portfolios, respectively; partially offset by an increase of $0.1 million in the other portfolio.

Depreciation and amortization expense was $6.3 million for the three months ended September 30, 2017, an increase of $0.3 million compared to the prior period expense of $6.0 million. The increase is primarily attributable to the acquired apartment properties.

Other income (expense)

Mortgage and loan interest expense was $14.2 million for the three months ended September 30, 2017. This represents an increase of $0.7 million compared to the prior period expense of $13.6 million. Interest expense for our corporate loans increased $1.8 million, primarily due to interest expense related to the Israeli Series A Bonds payable of $2.6 million for the third quarter of 2017, partially offset by a decrease of $0.6 million in interest expense as a result of a $17.8 million pay down on a corporate loan at the end of the second quarter of 2017. We also had an increase of $0.2 million in our commercial portfolio, due to securing additional debt obligation with the refinancing of one of our commercial loans. These increases were partially offset by a decrease of $1.3 million in interest expense on our apartment portfolio, due to a loan prepayment penalty paid in the third quarter of 2016 for refinancing of a loan.

A subsidiary of the Company issued $113 million in bonds during 2017 that will be repaid in Israeli shekels as the bonds mature. During the three months ended September 30, 2017, the Company recorded an unrealized foreign currency transaction gain of $1.9 million based upon the relative exchange values of the US dollar and the Israeli shekel as applied to the bond principal and accrued interest at quarter-end. We did not have any unrealized foreign currency transaction gain or loss during the three months ended September 30, 2016.

Gain on sale of income-producing properties was $9.8 million for the three months ended September 30, 2017, due to recognition of deferred gain from property sales of two apartment communities in a prior year. There were no sales of income-producing properties during the three months ended September 30, 2017 and 2016.

Gain on land sales was $0.5 million during the three months ended September 30, 2017 compared to $0.6 million for the three months ended September 30, 2016. In the current period, we sold 3.3 acres of land for a total sales price of $0.9 million and recorded a gain of $0.5 million. During the same period of 2016, we sold 4.8 acres of land for a sales price of $0.8 million and recorded a gain of $0.6 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors (www.transconrealty-invest.com) maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing and the selective sale of real estate across selective geographic regions in the United States. A New York Stock Exchange company, Transcontinental is traded under the symbol “TCI”. Transcontinental produces revenue through the professional management of apartments, office buildings and select parcels of land that can be readily developed in the near term. Value is added under Transcontinental ownership, and the properties are repositioned into higher classifications through physical improvements and improved management. Transcontinental also develops new properties, such as luxury apartment homes principally on land it owns or acquires.

 TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues:
Rental and other property revenues (including $199 and $174 for the three months and $589 and $521 for the nine months ended 2017 and 2016, respectively, from related parties)	$31,491	$29,776	$94,328	$89,200

Expenses:
Property operating expenses (including $236 and $221 for the three months and $696 and $644 for the nine months ended 2017 and 2016, respectively, from related parties)	15,157	15,413	46,256	45,295
Depreciation and amortization	6,326	6,014	19,008	17,665
General and administrative (including $1,018 and $753 for the three months and $2,134 and $1,501 for the nine months ended 2017 and 2016, respectively, from related parties)	1,594	1,541	4,669	4,754
Net income fee to related party	53	67	189	193
Advisory fee to related party	2,595	2,394	7,402	7,096
Total operating expenses	25,725	25,429	77,524	75,003
Net operating income	5,766	4,347	16,804	14,197

Other income (expenses):
Interest income (including $3,041 and $4,249 for the three months and $10,670 and $10,269 for the nine months ended 2017 and 2016, respectively, from related parties)	3,175	4,251	10,305	11,386
Other income	190	8	1,529	1,178
Mortgage and loan interest (including $347 and $212 for the three months and $784 and $437 for the nine months ended 2017 and 2016, respectively, from related parties)	(14,245)	(13,568)	(45,218)	(38,826)
Earnings (losses) from unconsolidated joint ventures and investees	7	—	(11)	(2)
Foreign currency transaction gain (loss)	1,906	—	(1,841)	—
Total other expenses	(8,967)	(9,309)	(35,236)	(26,264)
Loss before gain on sale of income-producing properties, gain on land sales, non-controlling interest, and taxes	(3,201)	(4,962)	(18,432)	(12,067)

Gain on sale of income-producing properties	9,841	—	9,841	4,925
Gain on land sales	530	555	500	3,925
Net income (loss) from continuing operations before taxes	7,170	(4,407)	(8,091)	(3,217)
Income tax expense	—	(25)	—	(24)
Net income (loss) from continuing operations	7,170	(4,432)	(8,091)	(3,241)
Discontinued operations:
Net income from discontinued operations	—	—	—	3
Income tax expense from discontinued operations	—	—	—	(1)
Net income from discontinued operations	—	—	—	2
Net income (loss)	7,170	(4,432)	(8,091)	(3,239)
Net income attributable to non-controlling interest	(96)	(114)	(378)	(189)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	7,074	(4,546)	(8,469)	(3,428)
Preferred dividend requirement	(224)	(227)	(670)	(673)
Net income (loss) applicable to common shares	$6,850	$(4,773)	$(9,139)	$(4,101)

Earnings per share - basic
Net income (loss) applicable to common shares	$0.79	$(0.55)	$(1.05)	$(0.47)

Earnings per share - diluted
Net income (loss) applicable to common shares	$0.79	$(0.55)	$(1.05)	$(0.47)

Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767	8,717,767

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$7,074	$(4,546)	$(8,469)	$(3,430)
Net income from discontinued operations	—	—	—	2
Net income (loss)	$7,074	$(4,546)	$(8,469)	$(3,428)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(unaudited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,054,884	$998,498
Real estate subject to sales contracts at cost, net of depreciation	46,403	46,956
Less accumulated depreciation	(172,352)	(154,281)
Total real estate	928,935	891,173
Notes and interest receivable:
Performing (including $45,658 in 2017 and $67,912 in 2016 from related parties)	64,523	81,133
Less allowance for doubtful accounts (including $1,825 in 2017 and 2016 from related parties)	(1,825)	(1,825)
Total notes and interest receivable	62,698	79,308
Cash and cash equivalents	57,978	17,506
Restricted cash	42,752	38,227
Investments in unconsolidated joint ventures and investees	2,435	2,446
Receivable from related party	107,696	101,649
Other assets	48,233	55,605
Total assets	$1,250,727	$1,185,914

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$826,050	$835,528
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	3,939	5,612
Bond and bond interest payable	107,910	—
Deferred revenue (including $40,877 in 2017 and $50,689 in 2016 to related parties)	60,940	71,065
Accounts payable and other liabilities (including $7,072 in 2017 and $6,487 in 2016 to related parties)	35,796	48,856
Total liabilities	1,035,011	961,437

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2017 and 2016. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2017 and 2016 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2017 and 2016; outstanding 8,717,767 shares in 2017 and 2016	87	87
Treasury stock at cost, 200 shares in 2017 and 2016	(2)	(2)
Paid-in capital	269,179	269,849
Retained earnings	(72,519)	(64,050)
Total Transcontinental Realty Investors, Inc. shareholders’ equity	196,746	205,885
Non-controlling interest	18,970	18,592
Total shareholders’ equity	215,716	224,477
Total liabilities and shareholders’ equity	$1,250,727	$1,185,914